Letter to the Board of Directors

July 8, 2025

Board of Directors

Grove Collaborative Holdings, Inc.

1301 Sansome Street

San Francisco, CA 94111

Dear Members of the Board:

We are writing to you on behalf of investors affiliated with HumanCo Investments LLC (collectively, "HCI" or “We”). HCI has been one of the largest shareholders of Grove Collaborative Holdings, Inc. (“Grove” or the “Company”) since November 2022, currently owning more than 5% of the Company’s common shares outstanding. We are also an avid supporter of the Company’s mission to be the premier online, non-toxic marketplace for household, personal care and wellness products. As a significant shareholder and recognized thought leader in the health and wellness investment space, we are writing to you today to suggest the necessary steps we believe Grove must take to capture the extraordinary opportunity in front of it.

Grove has the potential to be the leading digital marketplace for non-toxic products within the accelerating secular trend toward cleaner living. Over the last 10+ years, Grove has developed a unique health-oriented marketplace, with a strong competitive moat and the following attributes:

1)	A foundation as the first marketplace dedicated to non-toxic, sustainable and plastic-free products;
2)	A large base of high-retention customers, whose trust has been earned over 10+ years of strict product guardrails;
3)	An extensive portfolio of, and relationships with, the cleanest, least toxic brands in the marketplace; and
4)	Substantial investment in the brand, high value customers and supply chain infrastructure and logistics.

However, we believe Grove is deeply undervalued by the public market. Despite its strong competitive moat, as well as its 700,000 active customers, expected annual revenue of ~$185 million (according to analyst estimates) and over $650 million of capital invested in the business over its lifetime, Grove currently has a fully diluted enterprise value of ~$75 million (0.4x EV / 2025E revenue). This represents an over 95% decline from when it went public at a $1.5 billion valuation, despite being positioned at the center of the high-growth, clean-living trend in the CPG category. Most importantly, Grove was EBITDA positive in FY 2024 and expects to be breakeven in FY 2025 (mid-point of company guidance), has been operating cash flow positive 3 of the last 4 quarters, has minimal debt, no near-term solvency issues and over $500 million in NOLs. In the hands of someone else, with the right M&A or as a private company, we believe Grove is worth substantially more.

HCI believes the shareholder returns and financial performance have been impaired by several significant factors, including a lack of investor relevance given Grove’s small market capitalization, limited public float and lack of equity research coverage. This lack of investor relevance and interest has only been amplified by a misguided strategy over the past three years that was aimed entirely towards cutting costs and achieving profitability vs. balancing growth and profitability. We believe Grove must find a partner who has the necessary capital and operational infrastructure for the Company to properly invest in a long-term, growth-oriented strategy.

We believe Grove could be conservatively valued at ~0.70x - 0.90x 2025E revenue (analyst estimates) in such a transaction, which equates to a ~90 - 140% premium to the Company’s current share price of $1.19 or ~$2.25 - $2.90 per share on a fully diluted basis.

Note: All information contained in this letter is based on publicly available information or is of the sole opinion of HumanCo

Investments LLC. The opinions stated should not be used as investment advice.

As such, we believe the Board is obligated to undertake a comprehensive review of strategic alternatives, including a potential sale to a larger strategic buyer, a take-private transaction with a financial sponsor, or a transformative merger with a profitable company, which could allow Grove to utilize its $500 million+ of NOLs.

The Generational Opportunity in Non-Toxic Living

We stand at an inflection point in consumer behavior. Millions of families are desperately seeking safer, cleaner alternatives to everyday products, yet they face a fragmented and confusing marketplace. Amazon overwhelms with choice but offers no curation. Walmart provides convenience but lacks credibility in clean living. Target touches the surface but misses the depth.

Grove alone possesses the trust, expertise, and platform to become the definitive digital marketplace for curated, trusted non-toxic living.

Consider the market dynamics:

•	Post-pandemic health consciousness has created permanent behavioral change;
•	69% of consumers indicated they are more likely to buy from companies that have strong health and wellness across their entire product portfolio as per Nielsen’s 2025 Global Health & Wellness Survey;
•	According to Nielsen, nearly 50% of consumers indicated they are looking for products with safety precautions, such as less plastic, fewer synthetic chemicals and non-toxic ingredients;
•	73% of millennials will pay more for sustainable products per a 2024 Nielsen survey;
•	Sustainable products drove ~33% of all CPG growth over a year, despite representing <20% of market share as per an NYU Stern Center for Sustainable Business study; and
•	Current regulatory momentum against harmful chemicals is accelerating consumer demand.

This is not just a market opportunity – it is a societal imperative. Families need a trusted guide through the maze of greenwashing and confusing labels. Grove has spent a decade and over $650 million building exactly what the consumer demands.

Grove's Unmatched Strategic Assets

Grove possesses competitive advantages that would take years and hundreds of millions of dollars to replicate:

1)	Market Position
•	The original and most authentic player in online non-toxic commerce;
•	First-mover advantage in the most powerful trend in the consumer category, which is still in its early innings;
•	Brand synonymous with the clean-living movement;
2)	Trust at Scale
•	700,000 active customers with 86% of orders consisting of 1+ subscriptions (up from 78% 3 years ago – see appendix);
•	Over 5 million customers acquired throughout Grove's lifetime;
•	A decade of consistent, authentic commitment to rigorous product standards and customer service, resulting in an industry-leading NPS of 65 (see appendix);
3)	Curated Expertise
•	Relationships with 200+ premium clean brands;
•	Proprietary knowledge of which products truly meet non-toxic standards;
•	The only platform where consumers can shop with complete confidence;

Note: All information contained in this letter is based on publicly available information or is of the sole opinion of HumanCo

Investments LLC. The opinions stated should not be used as investment advice.

4)	Well-Invested Tangible and Intangible Assets
•	$350+ million invested in brand building and customer acquisition;
•	Sophisticated logistics, supply chain, R&D and subscription capabilities; and
•	Rich and highly valuable data on millions of health-conscious consumers.

The Path Grove Has Taken

Despite these remarkable assets, Grove's current trajectory does not match its potential. The Company has pursued a conservative strategy focused on cost-cutting and near-term profitability rather than capturing market leadership. While prudent in some respects, this approach risks missing a once-in-a-generation opportunity to define an entire category.

There are several key indicators highlighting the significant cost-cutting as well as the unrealized potential:

•	Quarterly revenue has contracted from $90.5M to $43.5M while the category explodes (see appendix);
•	Quarterly marketing investment has dropped 91% since Q1 2022, amounting to only ~$3 million of advertising spend per quarter currently, precisely when brand building is most critical (see appendix);
•	Customer acquisition halted just as millions seek non-toxic alternatives; and
•	The company operates at subscale in a winner-take-all digital market.

Grove’s ability to take advantage of the opportunity in front of it has been largely hampered by a few significant uses of capital that can be rapidly reduced as a private company or as a part of a larger organization:

•	SG&A – Grove’s operational overhead has remained at ~52% of net revenue since Q1 2023, which HCI estimates could be materially reduced under the ownership of a larger platform (see appendix); and
•	Public company costs – HCI estimates Grove would achieve at least $2.5 - $4.0 million in annual savings by not bearing these costs as a private company.

This is not failure. It is untapped potential that can easily be unlocked. Grove has built the foundation; now it needs the resources and strategic vision to achieve its full potential.

A Vision for Grove’s Future

Imagine Grove as it could be:

•	The Trusted Authority: When parents wonder "Is this safe for my family?" Grove is the definitive answer. Every product vetted, every ingredient scrutinized, every brand verified
•	The Discovery Platform: Emerging clean brands choose Grove first, knowing it is where conscious consumers shop. Grove becomes the kingmaker in non-toxic products
•	The Educator: Through content, community, and curation, Grove teaches millions how to transition to cleaner living, building loyalty that transcends transactions
•	The Innovation Partner: Grove's data and customer relationships drive product development, creating exclusive offerings that cannot be found elsewhere
•	The Category Leader: With scale comes negotiating power, marketing efficiency, and the ability to make clean products accessible to all economic levels

Strategic Alternatives to Unlock Value

To achieve this vision and maximize value for its shareholders, Grove needs resources, scale, and strategic support. We believe the Board should immediately explore strategic alternatives that will unlock Grove's true potential:

1)	Strategic Partnership or Acquisition

Partner with a larger organization that shares Grove's mission and can provide:

•	Capital to invest in growth and market leadership
•	Operational expertise in scaling digital marketplaces
•	Distribution partnerships to expand reach

Note: All information contained in this letter is based on publicly available information or is of the sole opinion of HumanCo

Investments LLC. The opinions stated should not be used as investment advice.

Potential partners include:

•	Major retailers seeking authentic entry into clean living
•	CPG companies wanting direct-to-consumer capabilities
•	E-commerce platforms looking to own vertical categories or deepen category leadership
2)	Transformative Merger
•	Secure growth capital from mission-aligned investors
•	Explore mergers with complementary businesses to achieve scale
•	Utilize Grove's $500M+ in NOLs to structure tax-efficient combinations
3)	Private Ownership for Long-Term Building
•	Remove quarterly pressure that constrains bold moves
•	Eliminate public company costs to re-invest into growth
•	Execute a 5-year plan to build the definitive non-toxic marketplace

Our valuation analysis of comparable M&A transactions and publicly traded companies, which is centered around digital marketplaces with a health and wellness focus, suggests Grove could conservatively command a ~0.70 - 0.90x EV / 2025E revenue (analyst estimates) multiple (~$2.25 - 2.90 per share) in a transaction. This per share value represents a ~90 - 140% premium to Grove’s current share price of $1.19. More importantly, the right partner could help Grove achieve its mission at scale.

The Moment of Decision

Grove stands at a crossroads. One path leads to continued independence, but probable irrelevance as larger players eventually recognize and capture this market while Grove’s publicly traded stock fails to deliver value to its stockholders. The other path leads to strategic partnership and the resources needed to define an entire category. It is incumbent on the Board to explore options that will create value for Grove’s stockholders.

The clean-living revolution is happening. The question is whether Grove will lead it or watch from the sidelines as others build what Grove pioneered.

We respectfully request that the Board:

1)	Form a Strategic Review Committee to explore all value-maximizing alternatives
2)	Engage a leading investment bank to assess acquiror interest
3)	Commit to a transparent process with regular shareholder updates
4)	Act with urgency – every month of delay is market share lost

Respectfully,

Ross Berman

Managing Partner

HumanCo Investments LLC

Jason H. Karp

Partner

HumanCo Investments LLC

Note: All information contained in this letter is based on publicly available information or is of the sole opinion of HumanCo

Investments LLC. The opinions stated should not be used as investment advice.

A Personal Note from Jason H. Karp

My life's work has been making healthy living accessible to all Americans. We invested in Grove because we believed it could become the foundation of the non-toxic movement. That belief remains stronger than ever.

Grove's mission matters. Today, families still face challenges identifying which products are truly safe. Greenwashing misleads even informed consumers, and marketing often hides the presence of harmful chemicals. Grove stands apart by giving consumers a trusted source for clean products and straightforward, transparent information.

This is not about financial engineering. It's about giving Grove the resources and platform to fulfill its destiny as the Amazon of clean living. The families who rely on Grove’s curation, the brands that grow through its platform, and the movement that looks to its leadership are all watching.

Let's not keep them waiting any longer.

Note: All information contained in this letter is based on publicly available information or is of the sole opinion of HumanCo

Investments LLC. The opinions stated should not be used as investment advice.

Appendix

Note: All information contained in this letter is based on publicly available information or is of the sole opinion of HumanCo

Investments LLC. The opinions stated should not be used as investment advice.

Total Active Customers and Orders (Thousands)
2,000
1,500
1,000
500
0
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Active Customers
Orders

Net Revenue ($ Millions)
$90.5
$79.3
$77.7
$74.0
$71.6
$66.1
$61.8
$59.9
$53.5
$52.1
$48.3
$49.5
$43.5
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Q1 2025

Advertising Costs ($ Millions)
$32.8
$17.9
$8.7
$6.9
$8.7
$4.7
$4.1
$3.9
$2.1
$2.4
$2.8
$3.0
$2.8
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Q1 2025

SG&A as % of Revenue
56.3%
73.0%
59.6%
69.8%
53.1%
53.2%
48.1%
53.5%
45.9%
52.1%
51.2%
54.0%
50.5%
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Q1 2025

Note: All information contained in this letter is based on publicly available information or is of the sole opinion of HumanCo

Investments LLC. The opinions stated should not be used as investment advice.

Disclaimer

THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF HUMANCO INVESTMENTS LLC AND ITS AFFILIATES (COLLECTIVELY, “HCI”) AS OF THE DATE HEREOF. HCI RESERVES THE RIGHT TO CHANGE OR MODIFY ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AND FOR ANY REASON AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO CORRECT, UPDATE OR REVISE THE INFORMATION CONTAINED HEREIN OR TO OTHERWISE PROVIDE ANY ADDITIONAL MATERIALS, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW.

ALL OF THE INFORMATION CONTAINED HEREIN IS BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO GROVE COLLABORATIVE HOLDINGS, INC.(THE “COMPANY”), INCLUDING FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND OTHER SOURCES, AS WELL AS HCI’S ANALYSIS OF SUCH PUBLICLY AVAILABLE INFORMATION. HCI HAS RELIED UPON AND ASSUMED, WITHOUT INDEPENDENT VERIFICATION, THE ACCURACY AND COMPLETENESS OF ALL DATA AND INFORMATION AVAILABLE FROM PUBLIC SOURCES, AND NO REPRESENTATION OR WARRANTY IS MADE THAT ANY SUCH DATA OR INFORMATION IS ACCURATE. HCI RECOGNIZES THAT THERE MAY BE CONFIDENTIAL OR OTHERWISE NON-PUBLIC INFORMATION WITH RESPECT TO THE COMPANY THAT COULD ALTER THE OPINIONS OF HCI WERE SUCH INFORMATION KNOWN. NO REPRESENTATION, WARRANTY OR UNDERTAKING, EXPRESS OR IMPLIED, IS GIVEN AS TO THE RELIABILITY, ACCURACY, FAIRNESS OR COMPLETENESS OF THE INFORMATION OR OPINIONS CONTAINED HEREIN, AND HCI AND EACH OF ITS MANAGERS, OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS EXPRESSLY DISCLAIM ANY LIABILITY WHICH MAY ARISE FROM THE ACCOMPANYING LETTER (INCLUDING THE APPENDIX THERETO) AND ANY ERRORS CONTAINED HEREIN AND/OR OMISSIONS HEREFROM OR FROM ANY USE OF THE CONTENTS OF THE ACCOMPANYING LETTER (INCLUDING THE APPENDIX THERETO).

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Note: All information contained in this letter is based on publicly available information or is of the sole opinion of HumanCo

Investments LLC. The opinions stated should not be used as investment advice.

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Note: All information contained in this letter is based on publicly available information or is of the sole opinion of HumanCo

Investments LLC. The opinions stated should not be used as investment advice.